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                                                                  EXHIBIT 3.1(c)



                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            YOUNG BROADCASTING INC.

                           _________________________


     Young Broadcasting Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: Pursuant to a meeting of the Board of Directors of the Corporation held on March 21, 1997, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation's Restated Certificate of Incorporation:

          That Article 4, clause (a) of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

               "The total number of shares of stock which the Corporation shall have authority to issue is eighty million (80,000,000) shares, of which sixty million (60,000,000) shall be shares of Common Stock, $.001 par value, and twenty million (20,000,000) shall be shares of Preferred Stock, $.001 par value."

          That the second sentence of Article 4, clause (b)(iii) of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

          "Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, any dividend or distribution on the Common Stock shall be payable on shares of Class A Common, Class B Common and Class C Common share and share alike to the exclusion of the holders of shares of Preferred Stock of any and all series; provided that in the case of dividends payable in shares of Common Stock of the Corporation, or options, warrants or
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          rights to acquire shares of such Common Stock or securities convertible into or exchangeable for shares of such Common Stock, the shares, options, warrants, rights or securities so payable shall be payable in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock of the same class upon which the dividend or distribution is being paid."

          That the first sentence of Article 4, clause (b)(iv) of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

          "In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the liquidation preference of any series of shares of Preferred Stock pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Class A Common, the holders of Class B Common and the holders of Class C Common share and share alike to the exclusion of the holders of shares of Preferred Stock of any and all series."

          That Article 4, clause (c) of the Corporation's Restated Certificate of Incorporation be amended to read in its entirety as follows:

               "The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

          The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time

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          adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a

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          part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

          Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for all purposes.

          Subject to the provisions of this Restated Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."


          SECOND:   That at the duly noticed and convened Annual Meeting of
Stockholders of the Corporation held on May 5, 1997, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Corporation have approved the aforesaid amendments.

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          THIRD:  That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by James A. Morgan, its Executive Vice President, this 6th day of May, 1997.


                                    YOUNG BROADCASTING INC.


                                    By:/s/ James A. Morgan
                                       ------------------------
                                       James A. Morgan
                                       Executive Vice President

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